Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Form S-1 Registration Statement (File No. 333-204335) of our report dated March 30, 2017, relating to the financial statements of BioSig Technologies, Inc. appearing in the Annual Report on Form 10-K for the years ended December 31, 2016 and 2015.  Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern

We also consent to the references to us under the heading “Experts” in such Registration Statement and Prospectus.

/s/Liggett & Webb, P.A

New York, New York
August 3, 2017